UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 21, 2015
(Date of earliest event reported)

Central Valley Community Bancorp
(Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	000-31977 (Commission File Number)	77-0539125 (IRS Employer Identification Number)

7100 N. Financial Dr., Ste. 101, Fresno, CA (Address of principal executive offices)		93720 (Zip Code)
559-298-1775 (Registrant’s telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On October 21, 2015, the Board of Directors of Central Valley Community Bancorp and its wholly owned subsidiary, Central Valley Community Bank (the Bank), adopted a board resolution to create the Central Valley Community Bank Executive Deferred Compensation Plan (the Plan). The Plan is effective as of October 21, 2015. Pursuant to the Plan, all eligible executives of the Bank may elect to defer up to 50 percent of their compensation for each deferral year.

The Plan is intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing a deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA). Interest shall be credited on the balance in each participant’s deferral account at the end of each deferral year and immediately prior to the commencement of benefit payments. The interest rate for each year shall be determined by the Board of Directors of the Bank in its sole and absolute discretion.

The election to participate in the plan and the amount of compensation to be deferred must be submitted to the Bank prior to commencement of year in which deferral to occur. Elections become irrevocable on December 15 of the year prior to the year in which deferral occurs.  Only cash compensation, including salary and cash bonus or incentive amounts, is eligible for deferral.

Deferred amounts and interest thereon may be paid only upon termination of employment, death, or disability of executive, in the event of unforeseeable emergencies, or upon change in control of the Bank.

A copy of the Plan will be filed with the Registrant’s Form 10-K for the year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 2, 2015	CENTRAL VALLEY COMMUNITY BANCORP

/s/ David A. Kinross
David A. Kinross
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)